Exhibit 99

 Dillard’s, Inc. Reports June Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that sales for the five weeks ended July 5, 2008 were $593,285,000 compared to sales for the five weeks ended July 7, 2007 of $620,721,000. Sales decreased 4% in total stores. Sales in comparable stores decreased 5% for the five-week period.

Sales for the 22 weeks ended July 5, 2008 were $2,773,160,000 compared to sales for the 22 weeks ended July 7, 2007 of $2,911,808,000. Sales decreased 5% in total stores. Sales in comparable stores decreased 6% for the 22-week period.

During the five weeks ended July 5, 2008, sales were above the average company trend in the Central region and slightly below trend in the Eastern region. Sales were below trend in the Western region. During the five weeks ended July 5, 2008, sales of juniors’ and children’s apparel were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations